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Exhibit 99.1

Generex Biotechnology Corporation (ticker: GNBT, exchange: NASDAQ) News Release - 10 - November -2004

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GENEREX BIOTECHNOLOGY RAISES $4.0 MILLION THROUGH PRIVATE PLACEMENT

     TORONTO, November 10, 2004 /PRNewswire-FirstCall via COMTEX/ - Generex Biotechnology Corporation (Nasdaq: GNBT) announced today that it has signed definitive agreements for the issuance of 6% Secured Convertible Debentures and warrants in a private placement with four accredited investors for an aggregate purchase price of $4,000,000. The Debentures have a term of fifteen (15) months and amortize over thirteen (13) months in thirteen (13) equal monthly installments beginning on the first day of the third month following their issuance. Interest on the principal amount outstanding will accrue at a rate of six percent (6%) per annum. Generex may pay principal and accrued interest in cash or, at Generex's option, in shares of its common stock. If Generex elects to pay principal and interest in shares of its common stock, the value of each share of common stock will be equal to ninety percent (90%) of the average of the twenty (20) trading day volume weighted average price for the common stock for the twenty (20) trading day period immediately preceding the date of payment. At the option of the holder of each Debenture, the principal amount outstanding under each Debenture is initially convertible at any time after the closing of the private placement into shares of Generex's common stock at a conversion price of $0.82. The conversion price of each Debenture is based on the average of the ten (10) trading day volume weighted average price for Generex's common stock for the ten (10) trading day period immediately preceding the date of closing. The warrants are initially exercisable into the same number of shares of Generex's common stock initially issuable upon conversion of the Debentures. The initial exercise price of each warrant is equal to 110% of the conversion price of the Debentures, or $0.91. Generex expects to utilize the proceeds from the transaction to accelerate clinical development activities and for working capital and other general corporate purposes.

     Generex is required to register for resale the shares of common stock issuable upon conversion of the Debentures and upon exercise of the warrants. In connection with the transaction, Generex granted an Additional Investment Right to each investor. Pursuant to the terms of each Additional Investment Right, each investor has the right at any time after the 181st day following the closing date of the private placement and on or prior to the earlier of (i) the close of business on the one-year anniversary after the registration statement for the shares underlying the Debentures and the warrants has gone effective and (ii) the two (2) year anniversary of the closing of the private placement, to purchase on the same terms and conditions as the private placement, up to the same number of Debentures and warrants purchased by such investor at the closing of the private placement. In connection with the private placement, Generex will pay to a placement agent (i) a cash fee equal to seven percent (7%) of the gross proceeds received by Generex and (ii) warrants exercisable into approximately 145,000 shares of Generex's common stock at the same exercise price as the investors' warrants.

     About Generex

     Generex is engaged in the research and development of drug delivery systems and technology. To date, it has focused on developing a platform technology for the buccal delivery - delivery to the oral cavity for absorption through the inner mouth mucosa - of drugs that historically have been administered only by injection. Generex's buccal delivery technology has application to a large number of drugs.

     This release and oral statements made from time to time by Generex representatives concerning the same subject matter may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by introductory words such as "expects," "plans," "intends," "believes," "will," "estimates," "forecasts," "projects" or words of similar meaning, and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing potential product applications, potential collaborations, product development activities, clinical studies, regulatory submissions and approvals, and similar operating matters. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. Known risks and uncertainties include those identified from time to time in the reports filed by Generex with the Securities and Exchange Commission, which should be considered together with any forward-looking statement. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Generex claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act.

     SOURCE Generex Biotechnology Corporation